Exhibit 99.1

Gastar Exploration Announces East Texas Drilling Results

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) today provided an update on recent drilling operations in East Texas.

Gastar has drilled the LOR #6 well to a total depth of 16,475 feet and, based on drilling and log analysis, has encountered two productive middle Bossier sands. The well was completed in the deepest pay zone and placed on production on June 21, at a gross sales rate of 17.5 MMcfd with flowing casing pressure of 9,200 psi. The well will be evaluated to determine the optimal time to complete the second middle Bossier zone and co-mingle the production. Gastar achieved a significant cost breakthrough with the LOR #6 by drilling and completing the well through the first stimulation for approximately $8.4 million compared to our assumed average well cost of $12 million for Bossier wells. Gastar has a 50% working interest before payout (approximately 37.5% net revenue interest) in the LOR #6 well.

Gastar has also sidetracked and completed the LOR #4, a horizontal Knowles Limestone well, which is producing at a stabilized gross sales rate of 2.2 MMcfd. Gastar has a 50.0% working interest (approximately 37.5% net revenue interest) in the LOR #4 well.

Gastar is drilling the LOR #5, a horizontal Knowles Limestone well that is currently at 12,300 feet and is expected to reach total depth in approximately 30 days.

J. Russell Porter, Gastar’s President & CEO, stated, “These two recently completed East Texas wells continue Gastar’s string of successful Bossier and Knowles wells and are evidence that we continue to build asset value through exploitation of our East Texas asset base. The second middle Bossier zone in the LOR #6 well has similar porosity and resistivity to the zone just completed and will hopefully also produce at a significant initial rate. By lowering the cost to drill middle Bossier targets, as we did in the LOR #6, we are improving the economics related to these activities and creating additional opportunities for Gastar on our East Texas acreage position.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on over 6.0 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 17, 2008 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
J. Russell Porter, 713-739-1800
Chief Executive Officer
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
Anne Pearson, 713-529-6600
apearson@drg-e.com